Exhibit 10(p)

RESTRICTED STOCK AWARD AGREEMENT

Pursuant to the
City Holding Company
2003 Incentive Plan

This Agreement (“Agreement”) is made this ___29th__ day of  April    2009 (“Date of Award”), by and between City Holding Company (the “Company”) and                                                          (“Participant”).

WHEREAS, the Company herby awards to Participant                  shares of Restricted Common Stock of the Company (the “Stock Award”) effective as of      April 29, 2009       pursuant to the provisions of the City Holding Company 2003 Incentive Plan (the “Plan”).  Capitalized terms not defined in this Agreement shall have the meanings set forth in the Plan.  Upon acceptance of this Award, the Participant shall receive the number of shares of Common Stock of the Company specified above, subject to the restrictions and conditions set forth herein and in the Plan. This Award is subject to all terms and conditions set forth in the Plan which has been adopted by the Company and which is incorporated by reference herein. The fair market value of the Common Stock on the date of grant of this Award is $  30.06  .

As a participant in the Plan, Participant, by his/her execution of this Agreement and in acceptance of the Award, acknowledges that he/she has been given a copy of the Plan, a copy of which is attached, and agrees to be bound by all the terms, conditions, and restrictions relating to the Stock Award as set forth herein and in the Plan. Capitalized terms used herein shall have the meaning set forth in the plan.

1.
Acceptance of Stock Award.  Upon acceptance of this Stock Award by the Participant,                of CHCO Restricted Stock will be issued electronically and allocated to the Participant’s Stock Plan Administration System account.  The shares of Restricted Stock so accepted shall be held in this account as granted by the Company through the vesting dates noted in Paragraph 3, below.  Certificates will be issued and delivered to the Participant only after vesting of the shares and at the Participant’s request.  Prior to vesting, certificates will not be issued or delivered to the Participant and will be retained by the Company.  The Participant’s name shall be entered as the stockholder of record on the books of the Company as of the Date of Award.  The Participant shall have all rights of a shareholder with respect to such shares, including voting and dividend rights subject to the restrictions and conditions specified in paragraph 2 below.  Furthermore, Participant agrees to deliver to the Company a stock power, endorsed in blank, with respect to each Stock Award.

2.	Restrictions and Conditions. The shares of Restricted Stock granted herein may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of by the Participant prior to vesting.

3.	Vesting of Restricted Stock. The restrictions and conditions of this Agreement shall lapse with respect to the number of shares shown below on the dates as specified.

April 30, 2016	_______ shares
April 30, 2017	_______ shares
April 30, 2018	_______ shares
April 30, 2019	_______ shares

Subsequent to such Vesting Dates, the shares of Stock on which all restrictions and conditions of this Agreement have lapsed shall no longer be deemed Restricted Stock.  The Committee may at any time accelerate the vesting schedule specified in this Paragraph 3 as it deems appropriate in its sole discretion.

4.
Termination of Employment.  If the employment of the Participant is terminated due to death or permanent disability prior to the vesting of shares of Restricted Stock granted herein, regardless of whether such Termination occurs before or after a change of control, restrictions will lapse, and such shares shall become fully vested, on a percentage of the original grant of                    shares in proportion to the number of days that have elapsed between April 29, 2009 and April 30, 2019. For instance, should death occur on April 30, 2015, restrictions will lapse with respect to 60% of the original grant of                    shares which is equal to                    shares and such shares would become fully vested.  Restrictions with respect to the remaining shares, in this example                    shares, would not lapse and the stock would not vest and would be forfeited and cancelled.  Unless the Committee determines otherwise, in cases of voluntary resignation, or termination of employment of Participant by the Company with or without cause, all unvested shares of the Stock Award shall be immediately forfeited and cancelled.

5.
Change in Control.  In the event that Participant’s employment with the Company or its successor is terminated subsequent to a Change in Control of the Company, the vesting of restricted shares subject to this Restricted Stock Award Agreement will vest as follows:

Qualifying Termination after April 30, 2009 but prior to May 1, 2010 following a Change of Control	__________ shares vest
Qualifying Termination after April 30, 2010 but prior to May 1, 2011 following a Change of Control	__________ shares vest
Qualifying Termination after April 30, 2011 but prior to May 1, 2012 following a Change of Control	__________ shares vest

Qualifying Termination after April 30, 2012 but prior to May 1, 2013 following a Change of Control	__________ shares vest
Qualifying Termination after April 30, 2013 following a Change of Control	__________ shares vest

 A “Change in Control” is defined as the Company entering into any agreement with a Person that involves the transfer of ownership of the Company or of more than Fifty percent of the Company’s total assets or earnings power on a consolidated basis, as reported in the Company’s consolidated financial statements filed with the Securities and Exchange Commission (including an agreement for the acquisition of the Company by merger, consolidation, or statutory share exchange - regardless of whether the Company is intended to be the surviving or resulting entity after the merger, consolidation, or statutory share exchange - or for the sale of substantially all of the Company’s assets to that Person), (b) any Person is or becomes an Acquiring Person, or (c) during any period of two consecutive calendar years, the Continuing Directors cease for any reason to constitute a majority of the Board.  “Qualifying Termination” shall mean:  (i) involuntary termination of employment of the Participant by the Company or its successor, or (ii) voluntary resignation by the Participant within six (6) months after a material and adverse change in title, position, status, pay or benefits, location of employment or authority or duties.  In consideration of the grant of shares hereunder and the provisions of this Agreement, the sufficiency of which are hereby acknowledged, the Participant waives the provisions of Section 9.03 of the Plan, to the extent that such provisions are inconsistent with the terms of this Agreement.

6.
Dividends.  Dividends on shares of Restricted Stock shall be paid to the Participant when declared by the Company, provided Participant is employed by the Company on the Record Date, unless the Participant shall provide the Committee with written instructions as to the reinvestment of such dividends provided Participant is employed by the Company on the Record Date.

7.
Non-Transferability.  Except as provided in Section 7.04 of the 2003 Incentive Plan, this Award is not transferable other than by will or in accordance with the laws of descent and distribution. If so permitted by the Committee, a participant may designate a beneficiary or beneficiaries to exercise the Participant’s rights and receive any distributions under this Plan upon the Participant’s death.

8.
Tax Withholding.  The Participant shall, not later than the date as of which the receipt of the Stock Award becomes a taxable event for federal income tax purposes, pay to the Company or make arrangements satisfactory to the Committee for payment of any federal, state and local taxes required by law to be withheld on account of such taxable event.  With the consent of the Committee, the Participant may elect to have such tax withholding obligation satisfied, in whole or in part, by (a) authorizing the Company to withhold from shares of Stock to be issued, or (b) transferring to the Company, a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due.

8a.  Election Under Section 83(b).  The Participant and the Company hereby agree that the Participant may, within 30 days following the acceptance of this Award as provided in Paragraph 1 hereof, file with the Internal Revenue Service and the Company an election under Section 83(b) of the Internal Revenue Code.

9.
Internal Revenue Code Section 280G Gross-Up.  Notwithstanding anything in this Agreement to the contrary, if any of the benefits provided for under this Agreement, together with any other payments or benefits that Participant has the right to receive (such other payments and benefits, together with the benefits provided for herein, are referred to as the “Total Payments”), would constitute an “excess parachute payment,” as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) (an “Excess Parachute Payment”), the Company (or its successor) shall pay to the Participant an amount equal to the sum of (i) any excise taxes or other taxes due as a result thereof, and (ii) any interest, fines and penalties resulting from such overpayment, plus (iii) an amount necessary to reimburse the Participant substantially for any income, excise or other taxes payable by the Participant with respect to the amounts specified in (i) and (ii) above, and the reimbursement provided by this clause (iii).  Such tax gross up payment shall be made to Participant no later than the due date of the Participant’s tax return reporting the amount of such tax.

10.
Payments Upon Income Inclusion.  Should amounts deferred under this Agreement become includable in the Participant’s income by reason of a failure of this Agreement to comply with the requirements of Section 409A of the Code, the Company shall distribute to the Participant an amount necessary to cover the includible amounts, as well as other amounts necessary to cover FICA, employment, and income taxes, to the extent such distributions do not exceed the Participant’s vested account balances.

11.
Miscellaneous.  This Agreement does not confer upon the Participant any rights with respect to continuance of employment by the Company or any Subsidiary.  It is agreed by the Participant that this Agreement does not directly or indirectly create an express or implied contract of employment.  This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

12.
Arbitration.  All parties agree that any dispute related to this Agreement, shall be arbitrated in accordance with the Rules of the American Arbitration Association with each party to bear their own costs and attorneys’ fees.  Such arbitration shall occur in Charleston, West Virginia before a panel of three (3) arbitrators with the selection of the arbitrators being made as follows: Employer selects one, Employee selects one and the two (2) arbitrators select a third arbitrator.

In WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Date of Award.

Dated: April 29, 2009	CITY HOLDING COMPANY

	By:	/s/ Philip L. McLaughlin
Philip L. McLaughlin
Chairman of the Board of Directors

Agreed: